Exhibit 23.1

TRANBARGER FHK, PLLC

CERTIFIED PUBLIC ACCOUNTANTS

9501 Console Drive, Suite 200, San Antonio, TX 78229	(210) 614-2284

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Laredo Petroleum, Inc. on Form S-3 (File No. 333-230427) and Forms S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of our report dated May 24, 2021, relating to the combined financial statements of Sabalo Energy, LLC and Sabalo Operating, LLC as of December 31, 2020 and 2019 and for the years then ended, which appears in this Current Report on Form 8-K.

/s/ Tranbarger FHK, PLLC

San Antonio, Texas

June 1, 2021